Exhibit 99.4
Aggregate Statement of Principal and Interest Distributions to
Certificateholders as of December 31,2005
STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2005-GEL4
Original Beginning Ending
Class Balance Balance Principal Interest Loss Balance
A 169,606,000.00 169,606,000.00 24,279,653.76 1,808,267.19 0.00 145,326,346.24
M1 15,570,000.00 15,570,000.00 0.00 182,875.06 0.00 15,570,000.00
M2 4,894,000.00 4,894,000.00 0.00 58,746.01 0.00 4,894,000.00
M3 13,680,000.00 13,680,000.00 0.00 196,650.00 0.00 13,680,000.00
M4 6,784,000.00 6,784,000.00 0.00 105,999.99 0.00 6,784,000.00
M5 2,892,000.00 2,892,000.00 0.00 45,187.50 0.00 2,892,000.00
M6 5,116,000.00 5,116,000.00 0.00 79,937.49 0.00 5,116,000.00
B 3,336,000.00 3,336,000.00 0.00 52,125.00 0.00 3,336,000.00
P 100.00 100.00 0.00 139,219.09 0.00 100.00
X 557,236.28 557,236.28 0.00 977,149.33 0.00 557,236.28
R 0.00 0.00 0.00 0.00 0.00 0.00